Exhibit 99.1

Press Release

GULFPORT ENTERS INTO RESTRUCTURING SUPPORT AGREEMENT FOR

PRE-ARRANGED PLAN OF REORGANIZATION TO REDUCE DEBT BY APPROXIMATELY $1.25 BILLION AND SIGNIFICANTLY IMPROVE ITS COST STRUCTURE

Commences Voluntary Chapter 11 Process to Implement Financial Restructuring

Obtains Commitment for $105 Million in New Money Debtor-In-Possession Financing to Support Continued Ordinary Course Operations, Including Payments for Wages and Benefits, Vendors and Suppliers

Oklahoma City, OK – November 14, 2020 – Gulfport Energy Corporation (NASDAQ: GPOR) (the “Company” and together with its wholly owned subsidiaries, “Gulfport”) today announced that it has entered into a Restructuring Support Agreement (the “RSA”) with over 95% of its revolving credit facility lenders and certain noteholders holding over two-thirds of the outstanding aggregate principal amount of its senior unsecured notes. Attached to the RSA is a “pre-negotiated” restructuring plan (the “Plan”) that will strengthen Gulfport’s balance sheet, significantly reduce its funded debt, and lower ongoing operational costs. Pursuant to the RSA and the Plan, Gulfport expects to eliminate approximately $1.25 billion in funded debt and significantly reduce annual cash interest expense going forward. Gulfport will also issue $550 million of new senior unsecured notes under the Plan to existing unsecured creditors of certain Gulfport subsidiaries. Certain of Gulfport’s noteholders have committed to backstop a minimum new money investment of $50 million in the form of convertible preferred stock. The RSA is designed to allow Gulfport to move through the restructuring process as expeditiously as possible.

To implement the restructuring contemplated by the RSA and the Plan, Gulfport has filed petitions for voluntary relief under chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of Texas (“the Court”). Gulfport intends to use the proceedings to strengthen its balance sheet, restructure certain debt obligations, significantly reduce its midstream cost structure, and achieve a more sustainable capital structure. Gulfport intends to continue to operate in the ordinary course of business during the restructuring process.

Gulfport also announced that it has secured $262.5 million in debtor-in-possession (“DIP”) financing from Gulfport’s existing lenders under its revolving credit facility, including $105 million in new money that will be available upon Court approval. The financing is structured to fund Gulfport’s ordinary course operations during the chapter 11 proceedings, including employee wages and benefits and payments to suppliers and vendors. Gulfport has also received a commitment from its existing lenders to provide $580 million in exit financing upon emergence from chapter 11.

David M. Wood, President and Chief Executive Officer of Gulfport Energy, stated, “Since Gulfport’s leadership team was reconstituted in 2019, we have taken decisive actions to streamline our business, strengthen our balance sheet, focus on cash flow generation, exercise capital discipline, and drive operational efficiencies and cost reductions across the Company. Despite these efforts, our large legacy debt burden in addition to significant legacy firm transportation commitments created a balance sheet and cost structure that was unsustainable in the current market environment. After working diligently to explore all strategic and financial options available, Gulfport’s Board of Directors determined that commencing a chapter 11 process is in the best interest of the Company and its stakeholders.”

Mr. Wood continued, “We expect to exit the chapter 11 process with leverage below two times and rapidly delever thereafter due to a much-improved cost structure driven by reduced legacy firm transport commitments and costs. These improvements will significantly improve our ability to generate cash flow and value for our stakeholders going forward.”

Mr. Wood continued, “I want to thank our creditors, financing partners and other stakeholders for their support. We also deeply appreciate the hard work of our dedicated employees and their commitment to each other and to our valued business partners. We hope to move through the restructuring process quickly and efficiently and emerge as a stronger company positioned for future success.”

To ensure its ability to continue operating in the ordinary course of business, Gulfport has filed customary “first day” motions with the Court seeking a variety of relief, including authority to maintain operations in accordance with pre-petition practices and to pay certain pre-petition claims for, among other things, employee wages and benefits, royalties, and certain vendor and suppliers obligations.

Additional information regarding Gulfport’s chapter 11 filing will be available at www.gulfportenergy.com/restructuring. Court filings and information about the claims process are available at https://dm.epiq11.com/Gulfport. Questions should be directed to the Company’s claims agent by email to GulfportInfo@epiqglobal.com or by phone at (888) 905-0409 (toll free) or +1 (503) 597-7687 (international).

Kirkland & Ellis LLP and Jackson Walker L.L.P. are serving as legal co-counsel, Perella Weinberg Partners and its affiliate, Tudor Pickering Holt & Co. are serving as financial advisors, and Alvarez & Marsal is serving as restructuring advisor to the Company.

About Gulfport

Gulfport Energy is an independent returns-oriented, gas-weighted, exploration and development company and is one of the largest producers of natural gas in the contiguous United States. Headquartered in Oklahoma City, Gulfport holds significant acreage positions in the Utica Shale of Eastern Ohio and the SCOOP Woodford and SCOOP Springer plays in Oklahoma. Gulfport has 259 employees.

Forward-Looking Statements

This press release includes “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements other than statements of historical fact. They include statements regarding: (i) the effect of the Chapter 11 reorganization and sufficiency of the financing package; (ii) Gulfport’s ability to continue implementing operating efficiencies and technical developments; and (iii) Gulfport’s ability to capitalize on the reorganization and emerge as a stronger and more competitive enterprise. Although Gulfport believes the expectations and forecasts reflected in the forward-looking statements are reasonable, Gulfport can give no assurance they will prove to have been correct. They can be affected by inaccurate or changed assumptions or by known or unknown risks and uncertainties. Important risks, assumptions and other important factors that could cause future results to differ materially from those expressed in the forward-looking statements are described under "Risk Factors" in Item 1A of Gulfport’s annual report on Form 10-K for the year ended December 31, 2019 and any updates to those factors set forth in Gulfport's subsequent quarterly reports on Form 10-Q or current reports on Form 8-K (available at http://www.ir.gulfportenergy.com/all-sec-filings). Gulfport undertakes no obligation to release publicly any revisions to any forward-looking statements, to report events or to report the occurrence of unanticipated events.

Investor Contact

Jessica Antle – Director, Investor Relations

jantle@gulfportenergy.com

405-252-4550

Media Contact

Reevemark

Hugh Burns / Paul Caminiti / Nicholas Leasure

212-433-4600

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